Exhibit 99.1

Mogul Energy International, Inc. Appoints New Director and CFO

--Mogul Energy Appoints William Smith as Director and CFO --

Seattle, WA – June 24, 2008 -- Mogul Energy International, Inc. (OTCBB: MGUY; FSE: BKX) (the “Company”) announced today that, as part of the Company’s increasing focus on development of its oil and gas leases in South East Saskatchewan, Canada, Mr. Robert Mussehl has resigned as Director of the Company, effective June 18, 2008, and Mr. William Smith has been appointed Director and Chief Financial Officer (CFO).

Mr. Smith has over 33 years of financial and accounting experience in a variety of senior accounting and management positions.  He has held the CMA designation since 1991.

The Company welcomes Mr. Smith and expresses its gratitude to departing Mr. Mussehl for his years of loyal service as a director.

Information concerning Mogul Energy International:

Mogul Energy is an oil and gas exploration company with headquarters in Seattle, Washington. Mogul Energy has acquired a portfolio of oil and gas leases in South East Saskatchewan, Canada.  The Company has a 100% interest in sixty-eight (68) separate freehold oil and gas exploration leases on approximately 9,300 acres situated in South East Saskatchewan.

The common shares of Mogul Energy are quoted on the OTC Bulletin Board (OTCBB) system under the symbol ‘MGUY,’ and the Frankfurt Stock Exchange (“FSE”) under the symbol ‘BKX’. Further information concerning Mogul Energy can be found in the Company’s filings with the U.S. Securities and Exchange Commission (http://www.sec.gov).

Forward-Looking Statements:

This news release contains "forward-looking statements" within the meaning of the securities laws, which are based on current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management, including, but not limited to, the Company's ability to negotiate, enter into, perform and consummate the business combination described in this release. Inherent in the Company’s business plan is a belief that Mogul Energy can successfully explore oil and gas properties in Egypt and Canada, and that the Company can participate in the development of those properties. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Mogul Energy's control, which could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please refer to Mogul Energy's filings with the U.S. Securities and Exchange Commission. Mogul Energy International, Inc. assumes no obligation to update or supplement such forward-looking statements other than as required by law.

Contact Information:

Company Contact
Naeem Tyab
Mogul Energy
206-357-4220
naeem@mogulenergy.com
http://www.mogulenergy.com

SOURCE Mogul Energy International, Inc.